Exhibit 5.1

Watson, Farley & Williams (New York) LLP

1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512

June 26, 2013

Capital Product Partners L.P.

3, Iassonos Street

Piraeus, Athens

18537 Greece

Registration Statement on Form F-3

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P., a Marshall Islands limited partnership (the “Partnership”) in connection with the Partnership’s registration statement on Form F-3 (such registration statement, any amendments or supplements thereto, including any post-effective amendments, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, relating to the proposed offer and sale of up to 8,484,849 common units (the “Units”) representing limited partnership interests that may be sold by or on behalf of certain selling securityholders of the Partnership listed on Schedule I hereto (the “Selling Securityholders”) or their valid transferees. The Units are issuable upon conversion of Class B Convertible Preferred Units (“Class B Convertible Preferred Units”) of the Partnership that were previously issued by the Partnership to the Selling Securityholders in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a subscription agreement dated as of March 15, 2013 (the “Subscription Agreement”) among the Partnership, Capital Maritime & Trading Corp. and each of the Selling Securityholders. The number of Units being offered pursuant to the Registration Statement by each Selling Securityholder is listed on Schedule I hereto.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Second Amended and Restated Agreement of Limited Partnership dated February 22, 2010 of the Partnership, as amended by an amendment dated as of September 30, 2011, May 22, 2012 and March 19, 2013 (the “LP Agreement”);

(ii)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(iii)	the Subscription Agreement;

Capital Product Partners L.P.	Page 2

June 26, 2013

(iv)	the registration rights agreements dated as of March 19, 2013 among the Partnership and the Selling Securityholders; and

(v)	certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Capital GP L.L.C., as we have deemed necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates. We have not independently verified the facts so relied on.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the when the Class B Convertible Preferred Units are converted into Units in accordance with the terms and conditions of the LP Agreement, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP

Schedule I

List of Securityholders

Name	Number of Units Offered
Kayne Anderson MLP Investment Company	3,030,303
Kayne Anderson Energy Development Company	606,061
Kayne Anderson Midstream/Energy Fund, Inc.	606,061
Oaktree Value Opportunities Fund, L.P.	1,818,182
Oaktree FF Investment Fund, L.P. - Class F	1,733,333
Oaktree - TCDRS Strategic Credit, LLC	690,909

TOTAL:	8,484,849